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DATE: January 3, 1994

FROM:                                     FOR:
Padilla Speer Beardsley                   Merrill Corporation
224 Franklin Avenue West                  One Merrill Circle
Minneapolis, MN 55404                     St. Paul, MN 55108

John Mackay (612)871-8877                 John McCain (612)649-1262

FOR IMMEDIATE RELEASE

MERRILL CORPORATION ANNOUNCES COMPLETION OF MAY PRINTING ACQUISITION

      ST. PAUL, Minn, January 3, 1994 -- Merrill Corporation (NASDAQ:MRLL)

today announced that it has completed its acquisition of May Printing in St.

Cloud, Minnesota. May's primary business is providing demand printing and distribution services relating to corporate identity and direct marketing programs for nationwide companies such as realty networks and other national franchise operations. May, with annual revenue of approximately $28 million was acquired by Merrill for approximately $25 million including certain assumed liabilities. Sellers of the seventy-eight year old May Printing are

Scott May and Thomas L. May. Scott May will remain with the company while Tom

May is leaving to pursue other interests.

      John Castro, president and CEO of Merrill said of the acquisition, "Our due diligence proceeded very smoothly and quickly. As we've learned more about

May, their outstanding service and strong client relationships, we've become even more enthused about adding them to the Merrill organization."

      John Caye, president of May Printing said, "Many of our employees were involved during the due diligence process and had an opportunity to meet a number of Merrill people. Our employees are very pleased about the opportunities that this acquisition represents."

      Merrill Corporation is a leading provider of on-demand, 24-hour-per-day typesetting, printing, document reproduction, imaging and distribution services to financial, legal, corporate, commercial and insurance markets,

worldwide.

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